Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

I, JIANG BIXIA, hereby grant FJHL Inc. permission to use my Independent Auditor's Report dated July 9, 2026 relating to the balance sheet of FJHL Inc. as of May 31, 2026, and the related statements of operations and comprehensive loss, changes in stockholders' equity, and cash flows for the period from April 9, 2026 (inception) to May 31, 2026, and the related notes to the financial statements for its Regulation A offering.

/s/ JIANG BIXIA

Hong Kong

July 9, 2026